EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, JULY 30, 2009

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

SECOND QUARTER 2009 RESULTS

	Second Quarter			First Half
	2009	2008	%	2009	2008	%
Earnings Excluding Special Items
$ Millions	4,090	11,970	-66	8,640	22,860	-62
$ Per Common Share
Assuming Dilution [1]	0.84	2.27	-63	1.76	4.29	-59

Special Items
$ Millions	(140)	(290)		(140)	(290)

Earnings [1]
$ Millions	3,950	11,680	-66	8,500	22,570	-62
$ Per Common Share
Assuming Dilution [1]	0.81	2.22	-64	1.73	4.24	-59

Capital and Exploration
Expenditures - $ Millions	6,562	6,970	-6	12,336	12,461	-1

[1] See page 9 for a discussion of accounting standards adopted effective January 1, 2009.

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"Global economic conditions continue to impact the energy industry both in the volatility of commodity prices and reduced demand for products.  In spite of these challenges, ExxonMobil achieved solid results.  We continued our capital investment program at near record levels while returning over $16 billion to our shareholders during the first half of the year.

ExxonMobil’s second quarter 2009 earnings excluding special items were $4.1 billion, down 66% from the second quarter of 2008.  Earnings per share excluding special items were down 63% reflecting lower earnings and the benefit of the share purchase program.  Earnings for the second quarter of 2009 were $4.0 billion, down 66% from last year, and included a special charge of $140 million for interest related to the Valdez punitive damages award.  Second quarter 2008 earnings included a charge of $290 million related to the Valdez punitive damages award.

First half earnings excluding special items decreased 62% compared to the first half of 2008 reflecting lower crude oil and natural gas realizations.  Earnings for the first half of 2009 were also down 62% versus 2008.

ExxonMobil continued its robust capital investment program.  For the first half of 2009, spending on capital and exploration projects was $12.3 billion, in line with our longer term plan.

The Corporation distributed a total of $7.0 billion to shareholders in the second quarter, through dividends and share purchases to reduce shares outstanding.”

SECOND QUARTER HIGHLIGHTS

•

Earnings excluding special items were $4,090 million, a decrease of 66% or $7,880 million from the second quarter of 2008.

•

Earnings per share excluding special items were $0.84, a decrease of 63%.

•

Earnings were down 66% from the second quarter of 2008.  Earnings for the second quarter of 2009 included a special charge of $140 million for interest related to the Valdez punitive damages award.  Earnings for the second quarter of 2008 included a charge of $290 million related to the Valdez punitive damages award.

•

Capital and exploration expenditures were $6.6 billion, down 6% from the second quarter of 2008, mainly due to the strengthening of the U.S. dollar.

•

The effective income tax rate increased to 50% from 49%.

•

Oil-equivalent production decreased about 3% from the second quarter of 2008.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was down about 2.5%.

•

Cash flow from operations and asset sales was approximately $3.0 billion, including asset sales of $0.8 billion.

•

Share purchases of $5.0 billion reduced shares outstanding by 1.5%.

SECOND QUARTER HIGHLIGHTS (CONTINUED)

•

Qatargas 2 Train 4, the first of two LNG trains associated with this project, commenced full scale production.  With an annual output of 7.8 million tons per year, it is the largest LNG production train in service in the world.

•

Start up of the Piceance Phase 1 project in western Colorado was achieved.  The new facilities have the capacity to process up to 200 million cubic feet of natural gas per day.  Production has ramped up to over 80 million cubic feet per day and is expected to continue to increase in the second half of the year.

•

ExxonMobil’s joint venture in Fujian Province, China, announced the start up of the 160-thousand-barrel-per-day crude and vacuum distillation units in the new integrated refining and petrochemical complex.

Second Quarter 2009 vs. Second Quarter 2008

Upstream earnings were $3,812 million, down $6,200 million from the second quarter of 2008.  Lower crude oil and natural gas realizations accounted for the decline, reducing earnings approximately $6.1 billion.

On an oil-equivalent basis, production decreased about 3% from the second quarter of 2008.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was down about 2.5%.

Liquids production totaled 2,347 kbd (thousands of barrels per day), down 44 kbd from the second quarter of 2008.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was flat, as field decline was offset by increased production from projects in the United States and west Africa, and lower maintenance activity.

Second quarter natural gas production was 8,013 mcfd (millions of cubic feet per day), down 476 mcfd from 2008.   New production volumes from project additions in Qatar, the United States and the North Sea were more than offset by field decline and lower European demand.

Earnings from U.S. Upstream operations were $813 million, $1,221 million lower than the second quarter of 2008.  Non-U.S. Upstream earnings were $2,999 million, down $4,979 million from last year.

Downstream earnings of $512 million were down $1,046 million from the second quarter of 2008.  Lower margins drove the decline, reducing earnings approximately $1.0 billion, as weaker refining margins more than offset stronger marketing margins.  Petroleum product sales of 6,487 kbd were 288 kbd lower than last year's second quarter, mainly reflecting asset sales and lower demand.

The U.S. Downstream recorded a loss of $15 million, down $308 million from the second quarter of 2008.  Non-U.S. Downstream earnings of $527 million were $738 million lower than last year.

Chemical earnings of $367 million were $320 million lower than the second quarter of 2008.  Lower volumes reduced earnings approximately $150 million, while weaker margins decreased earnings by about $100 million.  Hurricane repair costs and unfavorable foreign exchange effects also reduced earnings.  Second quarter prime product sales of 6,267 kt (thousands of metric tons) were 451 kt lower than the prior year primarily due to weaker demand.

Corporate and financing expenses excluding special items were $601 million, up $314 million due mainly to lower interest income.

During the second quarter of 2009, Exxon Mobil Corporation purchased 75 million shares of its common stock for the treasury at a gross cost of $5.2 billion.  These purchases included $5.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 4,880 million at the end of the first quarter to 4,806 million at the end of the second quarter.  Share purchases to reduce shares outstanding are currently anticipated to equal $4.0 billion in the third quarter of 2009.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Half 2009 vs. First Half 2008

Earnings of $8,500 million ($1.73 per share) decreased $14,070 million from 2008.  Earnings for 2009 included a special charge of $140 million for interest related to the Valdez punitive damages award.  Earnings for 2008 included a charge of $290 million related to the Valdez punitive damages award.  Excluding these impacts, 2009 earnings decreased by $14,220 million.

FIRST HALF HIGHLIGHTS

•

Earnings excluding special items were $8,640 million, down 62%.

•

Earnings per share excluding special items decreased 59% to $1.76, reflecting lower earnings and the continued reduction in the number of shares outstanding.

•

Earnings were down 62% from 2008.  Earnings for 2009 included a special charge of $140 million for interest related to the Valdez punitive damages award.  Earnings for 2008 included a charge of $290 million related to the Valdez punitive damages award.

•

Oil equivalent production decreased less than 2% from 2008.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was flat.

•

Cash flow from operations and asset sales was approximately $12.0 billion, including $0.9 billion from asset sales.

•

The Corporation distributed a total of $16.0 billion to shareholders in the first half of 2009 through dividends and share purchases to reduce shares outstanding.

•

Dividends per share of $0.82 increased 9%.

•

Capital and exploration expenditures were $12.3 billion, down 1% versus 2008 due to the stronger U.S. dollar.

Upstream earnings were $7,315 million, down $11,482 million from 2008.  Lower crude oil and natural gas realizations decreased earnings approximately $11.0 billion while higher operating costs reduced earnings about $600 million.

On an oil-equivalent basis, production decreased less than 2% from last year.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was flat.

Liquids production of 2,411 kbd decreased 19 kbd from 2008.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up over 1%,

as new volumes from project additions in west Africa and the United States, and lower maintenance activity, were partly offset by field decline.

Natural gas production of 9,094 mcfd decreased 265 mcfd from 2008.  Higher volumes from Qatar and North Sea projects were more than offset by field decline and lower European demand.

Earnings from U.S. Upstream operations for 2009 were $1,173 million, a decrease of $2,492 million.  Earnings outside the U.S. were $6,142 million, $8,990 million lower than last year.

Downstream earnings of $1,645 million were $1,079 million lower than 2008.  Weaker margins reduced earnings approximately $300 million.  Lower volumes and refinery optimization associated with weaker demand reduced earnings about $500 million.  Higher operating costs mainly associated with planned work activity also reduced earnings.  Petroleum product sales of 6,461 kbd decreased from 6,798 kbd in 2008, mainly reflecting asset sales and lower demand.

U.S. Downstream earnings were $337 million, down $354 million.  Non-U.S. Downstream earnings were $1,308 million, $725 million lower than last year.

Chemical earnings of $717 million decreased $998 million from 2008.  Lower volumes reduced earnings by approximately $450 million while lower margins reduced earnings about $350 million.  Unfavorable foreign exchange effects and hurricane costs also decreased earnings.  Prime product sales of 11,794 kt were down 1,502 kt from 2008.

Corporate and financing expenses excluding special items were $1,037 million, up $661 million mainly due to lower interest income.

Gross share purchases through the first half of 2009 were $13.1 billion, reducing shares outstanding by 3.4%.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on July 30, 2009.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; and share purchase levels, could differ materially due to factors including: changes in long-term oil or gas prices or other market or economic conditions affecting the oil and gas industry; completion of repair projects as planned; unforeseen technical difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2008 Form 10-K.  We assume no duty to update these statements as of any future date.  References to quantities of oil expected to be developed may include amounts not yet classified as proved reserves but that we believe will ultimately be produced.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the Investors section of our website at exxonmobil.com.

Accounting standards adopted in first quarter 2009

Effective January 1, 2009, ExxonMobil adopted the Financial Accounting Standards Board's (FASB) Statement No. 160 (FAS 160), “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51”.  FAS 160 changed the accounting and reporting for minority interests, which were recharacterized as noncontrolling interests and classified as a component of equity.  FAS 160 required retrospective adoption of the presentation and disclosure requirements for existing minority interests.  All other requirements of FAS 160 will be applied prospectively.  The adoption of FAS 160 did not have a material impact on the Corporation’s financial statements.

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Effective January 1, 2009, ExxonMobil adopted the Financial Accounting Standards Board's Staff Position (FSP) on the Emerging Issues Task Force (EITF) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”.  The FSP required that all unvested share-based payment awards that contain nonforfeitable rights to dividends should be included in the basic Earnings Per Share (EPS) calculation.  Prior-year EPS numbers have been adjusted retrospectively on a consistent basis with 2009 reporting.  This standard did not affect the consolidated financial position or results of operations.

Attachment I

EXXON MOBIL CORPORATION
SECOND QUARTER 2009
(millions of dollars, unless noted)
	Second Quarter		First Half
	2009	2008	2009	2008
Earnings / Earnings Per Share [1]

Total revenues and other income	74,457	138,072	138,485	254,926
Total costs and other deductions	66,940	115,641	123,118	212,021
Income before income taxes	7,517	22,431	15,367	42,905
Income taxes	3,571	10,526	6,719	19,828
Net income including noncontrolling interests	3,946	11,905	8,648	23,077
Net income attributable to noncontrolling interests	(4)	225	148	507
Net income attributable to ExxonMobil (U.S. GAAP)	3,950	11,680	8,500	22,570

Earnings per common share (dollars)	0.82	2.24	1.74	4.27

Earnings per common share
- assuming dilution (dollars)	0.81	2.22	1.73	4.24

Other Financial Data

Dividends on common stock
Total	2,039	2,098	4,020	3,977
Per common share (dollars)	0.42	0.40	0.82	0.75

Millions of common shares outstanding
At June 30			4,806	5,194
Average - assuming dilution [1]	4,871	5,281	4,916	5,329

ExxonMobil share of equity at June 30			106,592	124,826
ExxonMobil share of capital employed at June 30			119,645	136,749

Income taxes	3,571	10,526	6,719	19,828
Sales-based taxes	6,216	9,538	12,122	17,970
All other taxes	9,124	12,297	17,713	23,904
Total taxes	18,911	32,361	36,554	61,702

ExxonMobil share of income taxes of
equity companies	413	888	1,101	1,893

[1] See page 9 for a discussion of accounting standards adopted effective January 1, 2009.

Attachment II

EXXON MOBIL CORPORATION
SECOND QUARTER 2009
(millions of dollars)
	Second Quarter		First Half
	2009	2008	2009	2008
Earnings (U.S. GAAP)
Upstream
United States	813	2,034	1,173	3,665
Non-U.S.	2,999	7,978	6,142	15,132
Downstream
United States	(15)	293	337	691
Non-U.S.	527	1,265	1,308	2,033
Chemical
United States	79	102	162	386
Non-U.S.	288	585	555	1,329
Corporate and financing	(741)	(577)	(1,177)	(666)
Net income attributable to ExxonMobil	3,950	11,680	8,500	22,570
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	(140)	(290)	(140)	(290)
Corporate total	(140)	(290)	(140)	(290)
Earnings Excluding Special Items
Upstream
United States	813	2,034	1,173	3,665
Non-U.S.	2,999	7,978	6,142	15,132
Downstream
United States	(15)	293	337	691
Non-U.S.	527	1,265	1,308	2,033
Chemical
United States	79	102	162	386
Non-U.S.	288	585	555	1,329
Corporate and financing	(601)	(287)	(1,037)	(376)
Corporate total	4,090	11,970	8,640	22,860
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	2.2	13.4	11.1	34.8
Sales of subsidiaries, investments and property, plant and equipment	0.8	1.2	0.9	1.6
Cash flow from operations and asset sales	3.0	14.6	12.0	36.4

Attachment III

EXXON MOBIL CORPORATION
SECOND QUARTER 2009

	Second Quarter		First Half
	2009	2008	2009	2008
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	382	366	389	376
Canada/South America	241	281	274	289
Europe	383	439	397	448
Africa	702	637	709	636
Asia Pacific/Middle East	462	509	464	504
Russia/Caspian	177	159	178	177
Worldwide	2,347	2,391	2,411	2,430

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,243	1,317	1,243	1,302
Canada/South America	649	651	643	658
Europe	2,865	3,255	3,907	4,191
Africa	23	30	24	32
Asia Pacific/Middle East	3,107	3,129	3,137	3,061
Russia/Caspian	126	107	140	115
Worldwide	8,013	8,489	9,094	9,359

Oil-equivalent production (koebd) [1]	3,682	3,806	3,927	3,990

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
SECOND QUARTER 2009

	Second Quarter		First Half
	2009	2008	2009	2008
Refinery throughput (kbd)
United States	1,765	1,811	1,785	1,785
Canada	365	451	412	438
Europe	1,560	1,590	1,539	1,581
Asia Pacific	1,306	1,312	1,306	1,381
Other	294	308	293	314
Worldwide	5,290	5,472	5,335	5,499

Petroleum product sales (kbd)
United States	2,538	2,584	2,557	2,566
Canada	403	425	410	433
Europe	1,671	1,719	1,619	1,713
Asia Pacific	1,346	1,321	1,345	1,366
Other	529	726	530	720
Worldwide	6,487	6,775	6,461	6,798

Gasolines, naphthas	2,617	2,636	2,537	2,651
Heating oils, kerosene, diesel	1,991	2,067	2,089	2,078
Aviation fuels	544	623	535	618
Heavy fuels	567	630	581	658
Specialty products	768	819	719	793
Worldwide	6,487	6,775	6,461	6,798

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,519	2,702	4,562	5,257
Non-U.S.	3,748	4,016	7,232	8,039
Worldwide	6,267	6,718	11,794	13,296

Attachment V

EXXON MOBIL CORPORATION
SECOND QUARTER 2009
(millions of dollars)

	Second Quarter		First Half
	2009	2008	2009	2008
Capital and Exploration Expenditures
Upstream
United States	941	743	1,744	1,334
Non-U.S.	3,964	4,514	7,527	8,018
Total	4,905	5,257	9,271	9,352
Downstream
United States	407	426	760	777
Non-U.S.	410	478	703	954
Total	817	904	1,463	1,731
Chemical
United States	94	123	171	222
Non-U.S.	736	674	1,417	1,141
Total	830	797	1,588	1,363

Other	10	12	14	15

Worldwide	6,562	6,970	12,336	12,461

Exploration expenses charged to income
included above
Consolidated affiliates
United States	53	46	95	99
Non-U.S.	437	288	744	571
Equity companies - ExxonMobil share
United States	0	0	0	0
Non-U.S.	1	5	2	7
Worldwide	491	339	841	677

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1,2]

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.58
Fourth Quarter	10,710	1.72
Year	36,130	5.74

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.72
Third Quarter	10,490	1.77
Fourth Quarter	10,250	1.77
Year	39,500	6.64

2007
First Quarter	9,280	1.63
Second Quarter	10,260	1.83
Third Quarter	9,410	1.71
Fourth Quarter	11,660	2.14
Year	40,610	7.31

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.
[2] See page 9 for a discussion of accounting standards adopted effective January 1, 2009.